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                                                                  EXHIBIT 12.1

                     Greater Bay Bancorp and Subsidiaries
                   Statement Regarding Computation of Ratios


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Information for Ratio Calculation                          1996           1995          1994        1993       1992
----------------------------------------------          ----------     ----------    ----------   ---------  ---------
Interest on deposits                                       $15,732        $13,048       $ 8,130     $ 6,487    $ 7,504
Interest on borrowings                                A        481            844           382          10          2
                                                         ---------     ----------    ----------   ---------  ---------
Total interest expense                                B    $16,213        $13,892       $ 8,512     $ 6,497    $ 7,506

Pretax income before nonrecurring costs                      9,221          7,140         5,138       3,916      4,970
Nonrecurring costs                                           2,791          2,135           608           0          0
                                                         ---------     ----------    ----------   ---------  ---------
Pretax income                                              $ 6,430        $ 5,005       $ 4,530     $ 3,916    $ 4,970
                                                         =========     ==========    ==========   =========  =========

Pretax income + total interest expense                C    $22,643        $18,897       $13,042     $10,413    $12,476
                                                         =========     ==========    ==========   =========  =========

Pretax income + total interest expense
  less interest on deposits                           D    $ 6,911        $ 5,849       $ 4,912     $ 3,926    $ 4,972
                                                         =========     ==========     =========   =========  =========

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               Ratios                                        1996           1995           1994          1993        1992
----------------------------------------------            ----------      ----------     ----------    ---------   ---------
Ratio of earnings to fixed charges:
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   Excluding interest on deposit (D/A)                       14.37 x        6.93 x         12.86 x     392.60 x   2,486.00 x

   Including interest on deposits (C/B)                       1.40 x        1.36 x          1.53 x       1.60 x       1.66 x
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